UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Exchange Act of 1934 (Amendment No.     )

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ELI LILLY AND COMPANY

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Since January 17, 2008, the company has been served with seven shareholder derivative lawsuits: Lambrecht, et al. v. Taurel, et al., filed January 17, 2008, in the United States District Court for the Southern District of Indiana; Staehr, et al. v. Eli Lilly and Company, et al., filed March 27, 2008, in Marion County Superior Court in Indianapolis, Indiana; Waldman, et al., v. Eli Lilly and Company, et al., filed February 11, 2008, in the United States District Court for the Eastern District of New York; Solomon v. Eli Lilly and Company, et al., filed March 27, 2008, in Marion County Superior Court in Indianapolis, Indiana; Robbins v. Taurel, et al., filed April 9, 2008, in the United States District Court for the Eastern District of New York; City of Taylor General Employees Retirement System v. Taurel, et al., filed April 15, 2008, in the United States District Court for the Eastern District of New York; and Zemprelli v. Taurel, et al., filed June 24, 2008, in the United States District Court for the Southern District of Indiana. This litigation is described on page 64 of our proxy statement, which was mailed to shareholders on March 8, 2010. The purpose of this filing is to provide the following supplemental information with regard to this litigation:
Subsequent to the filing of our Form 10-K on February 22, 2010, and the printing of our proxy statement, the company has reached a proposed settlement agreement with the plaintiffs in the cases referenced above. On March 5, 2010, we mailed a Notice of Settlement to shareholders as of the proxy statement record date, providing information about the proposed settlement, shareholders’ rights, and a settlement hearing scheduled to be held on April 29, 2010.
A copy of the Notice of Settlement is attached as Exhibit 1.

Exhibit 1
IN THE UNITED STATES DISTRICT COURT
FOR THE SOUTHERN DISTRICT OF INDIANA
INDIANAPOLIS DIVISION

N A. Lambrecht and Jeffrey P. Jannett, Derivatively and	)
on Behalf of Nominal Defendant Eli Lilly & Company,	)
Plaintiffs,	) Civil Action No.
v.	) 08-cv-0068 WTL-TAB
)
Sidney Taurel, John C. Lechleiter, Sir Winfried Bischoff,	)
J. Michael Cook, Franklyn G. Pendergast, Kathi P.	)
Seifert, George M. Fisher, Alfred G. Gilman, Martin S.	)
Feldstein, J. Erik Fyrwald, Ellen R. Marram, Sir John	)
Rose, Charles E. Golden, Steven C. Beering, August M.	)
Watanabe, Linda Lay, Randall L. Tobias and J. Clayburn	)
LaForce, Jr.,	)
Defendants.	)
-and-	)
)
ELI LILLY & COMPANY,	)
Nominal Defendant.	)
NOTICE OF SETTLEMENT OF ELI LILLY & COMPANY
DERIVATIVE CLAIMS
TO: ALL PERSONS WHO OWNED ELI LILLY & COMPANY COMMON STOCK
AS OF FEBRUARY 12, 2010 (“LILLY SHAREHOLDERS”).
PLEASE READ THIS NOTICE CAREFULLY.
THE DISTRICT COURT FOR THE SOUTHERN DISTRICT OF INDIANA
(THE “COURT”) HAS AUTHORIZED THIS NOTICE TO BE SENT TO YOU.
THIS IS NOT A SOLICITATION.
This notice (the “Notice”) advises you of the proposed settlement (the “Settlement”) of derivative claims brought against certain current and former directors and officers (“Individual Defendants”) of Eli Lilly & Company (“Lilly” or the “Company”). The parties to the Derivative Claims (as defined below) have entered into a Stipulation of Settlement (the “Stipulation”), which is subject to Court approval before becoming final. As detailed below, the parties believe that the proposed Settlement provides substantial benefits to the Company, and is in the best interests of the Company and its shareholders. If the Settlement is approved by the Court, all Released Claims against all of the Released Parties (as those terms are defined in the Stipulation and described in this Notice) will be dismissed with prejudice. You are provided this Notice because records indicate you are a shareholder of Lilly as of February 12, 2010.
A hearing (the “Settlement Hearing”) is scheduled to be held on April 29, 2010 at 10:00 a.m. before the Honorable William T. Lawrence in Room 307 of the United States Courthouse, 46 E. Ohio Street, Indianapolis, IN 46204, for the purposes of determining, among other issues, whether to: (i) finally approve the Settlement; (ii) dismiss the Derivative Complaints (as defined below) with prejudice; (iii) award attorneys’ fees and reimbursement of expenses to Plaintiffs’ Counsel (as defined in the Stipulation); and (iv) award incentive payments to named plaintiffs. This Notice summarizes the nature of the Derivative Claims, the terms of the proposed Settlement, and your rights in connection with the Settlement and the Settlement Hearing. Nothing in this Notice constitutes a finding of the Court regarding the merits of the claims or defenses asserted by any party, the merits of the Settlement, or any other matter, nor does it reflect the views of the Court.

The Individual Defendants have denied and continue to deny each and every one of the claims and contentions alleged in the Derivative Claims and contend that the claims asserted against them in the Derivative Claims are without merit.
YOU SHOULD READ THE NOTICE CAREFULLY BECAUSE YOUR LEGAL RIGHTS MAY BE AFFECTED.
What are the Derivative Claims About?
The Derivative Claims1 that are the subject of this Notice seek recovery on behalf of Lilly based on claims of breach of fiduciary duty asserted against the Individual Defendants. In 2007, three Lilly shareholders wrote to Lilly’s board of directors (“Board”) demanding that the Board take remedial action for alleged breaches of fiduciary duty (the “Demand Letters”). A variety of issues were raised in the Demand Letters regarding Lilly’s purportedly illegal marketing and promotion of Prozac, Evista, and Zyprexa, including concealment of metabolic side effects of Zyprexa and off-label marketing, and best price reporting in connection with Axid, Evista, Humalog, Humulin, Prozac and Zyprexa. The alleged wrongful conduct has been the subject of governmental investigations and private civil actions, resolved by Lilly with the government in January 2009 and with the bulk of the private personal injury civil litigants by 2007. The alleged wrongful conduct also is the subject of third party payor litigation, which are actions against the Company claiming overcharges on these drugs.
Between January and June 2008, a total of seven shareholder derivative complaints (the “Derivative Complaints”) were filed on behalf of Lilly alleging, in part, that the Individual Defendants breached their fiduciary duties of care and oversight in connection with the alleged misconduct described above, exposing Lilly to substantial risk of damage, including regulatory and private investigations and litigation. These complaints were filed in three separate courts: two in the United States District Court for the Southern District of Indiana; three in the United States District Court for the Eastern District of New York; and two in the Marion Superior Court in the State of Indiana. Together, the Demand Letters and Derivative Complaints are referred to in this Notice as the “Derivative Claims,” and the attorneys for plaintiffs in these actions are referred to as “Plaintiffs’ Counsel.”
What Are the Terms of the Proposed Settlement?
The Company has implemented and/or will implement enhancements to and changes in Lilly’s corporate governance, compliance and risk management systems. Certain of the provisions of the Settlement are enhancements to prior governance practices; others provide for adoption of certain governance reforms; and others are commitments to maintain in place current governance practices. For a comprehensive description of the terms of the proposed Settlement, please refer to the Corporate Governance Terms, found as Exhibit A to the Stipulation (“Exhibit A”), available from Plaintiffs’ Counsel, the Court or the Notice Administrator, The Garden City Group (see below for details). You may also request copies of Plaintiffs’ Brief in Support of Preliminary Approval and the reports of plaintiffs’ experts2, which further describe the provisions of the proposed Settlement and the benefits they provide to Lilly and its shareholders. As set forth in more detail in the Stipulation, the parties acknowledge and agree that the Derivative Claims filed by the plaintiffs, and the negotiations leading to this Settlement, were a substantial factor in the decisions by the Company to adopt, implement, enhance and/or maintain the corporate governance provisions set forth in Exhibit A, and that the corporate governance provisions provide a substantial benefit to the Company, including in the prevention and detection of potential violations of law, regulation and Company policy. A summary of the terms of the proposed Settlement appears below.

[1]	A derivative claim is a claim brought by a shareholder on behalf of a company, rather than on behalf of the shareholders of the company. The recovery sought in a derivative action is for the benefit of the company rather than directly for individual shareholders.

[2]	Plaintiffs’ Counsel retained as experts in this action individuals with experience and expertise in areas which were the focus of the parties’ negotiations: Dr. Mitchell Glass, in the areas of drug development and pharmaceutical operations; Professor Donald C. Langevoort, in the areas of corporate governance and compliance; and Mr. James Lam, in the area of enterprise risk management. Dr. Glass, Professor Langevoort and Mr. Lam have each filed an expert report in connection with the proposed Settlement.

A. The Product Safety and Medical Risk Management Core Objective
Lilly will adopt a Product Safety and Medical Risk Management Core Objective, and shall adopt policies and procedures to support scientific excellence in the development and communication of product safety and effectiveness information and of the medical and scientific risks and benefits throughout the life cycle of both products and product candidates. These policies and procedures shall be intended to ensure that objective scientific inquiry, analysis and communication in matters affecting patient safety and benefit shall be of paramount importance. The Settlement sets forth responsibilities in connection with the achievement of the Product Safety and Medical Risk Management Core Objective at both the management and Board level.
B. The Compliance Core Objective
Lilly will adopt a resolution stating that the Company’s compliance core objectives shall include operating Lilly’s business to deliver quality, innovative medicines that improve individual patient outcomes; operating Lilly’s business in compliance with applicable law and regulations; conducting Lilly’s activities and having policies and procedures in place to avoid adverse regulatory enforcement action; and promptly detecting, correcting and preventing the recurrence of off-label promotion activities violative of applicable law, regulation, and/or Company policy by any Lilly employee or any person acting on Lilly’s behalf. The Settlement reflects Board oversight of compliance and risk management matters, and provides for enhanced resources, responsibilities and procedures at the management level within Lilly directed to compliance.
C. Board Level Provisions
     1. The Science & Technology Committee (“STC”)
The STC shall assist the Board in exercising oversight of product safety and medical risk management matters. Amendments to the STC charter provide for STC reporting to the Board regarding the safety and effectiveness of Lilly’s marketed products and drugs/compounds in late-stage clinical development, STC responsibility to assist the Board in exercising reasonable oversight of product safety and medical risk management at Lilly, and the ability of the STC to retain outside scientific, medical and risk management consultants and to speak freely with members of management.
The Settlement provides for timely information flow to the STC from multiple sources within Lilly, including: (i) periodic reporting from management to provide reasonable assurances of the effective design and implementation of policies and procedures supporting the Product Safety and Medical Risk Management Core Objective, including annual reports from the Chief Medical Officer (“CMO”) regarding the implementation and ongoing monitoring of such policies and procedures, the identification of important medical and scientific risks, and the resolution of those risks; (ii) not less than annual reporting from the CMO addressing steps taken to assess and resolve patient safety risks affecting products and product candidates; (iii) CMO reporting addressing the propriety of the planned scope of initial marketing for products nearing first major launch; (iv) prompt CMO reporting under certain circumstances regarding patient safety issues relating to product labeling or promotion, or other product safety matters; (v) at least annual reports from the Vice President-Quality regarding significant findings of monitoring and audits of the policies, procedures and systems put in place to achieve the Product Safety and Medical Risk Management Core Objective; and (vi) at least annual reporting from the Vice President-Global Patient Safety (“VP-GPS”) regarding unresolved patient safety issues that have been elevated to the Corporate Patient Safety Committee and the remediation of such issues.
The STC charter will be revised to require the STC annually to assess the adequacy of the reporting and information flows it receives, and to make such changes as are required to maintain and enhance the committee’s effectiveness, including recommending to the full Board any desirable changes to its charter or membership.
     2. The Public Policy and Compliance Committee
The PPCC exercises oversight responsibility for non-financial compliance and non-financial enterprise risk management (“ERM”) at Lilly. The Settlement provides for enhanced oversight responsibilities by the PPCC in connection with these functions, as well as for certain oversight responsibilities in connection with operational audit at the Company.3 The PPCC and the Chief Ethics and Compliance Officer (“CECO”) will develop an agenda that specifies the topics for the CECO’s quarterly substantive reporting to the PPCC on compliance matters, including implementation of existing compliance programs, processes for receiving and investigating compliance or ethics-related complaints, exceptions reporting, the allocation of resources to the compliance organization and compliance-related initiatives and, as appropriate, plans of action to respond to emerging trends from a preventive compliance standpoint. In addition, the CECO will promptly report compliance matters directly to the chair of the PPCC as warranted.
The PPCC will annually review and approve the aspects of Lilly’s annual integrated audit plan related to certain aspects of legal and regulatory compliance. The PPCC will receive periodic reports from both the General Auditor and the Vice President-Quality regarding the status of the implementation of the aspects of the audit plan over which each has responsibility, and will receive prompt reports regarding material findings, with management providing follow up reports until such time as the findings have been remediated to the PPCC’s satisfaction. At least annually, the General Auditor will report on the Internal Audit Department’s assessment of the effectiveness of the Company’s compliance and related risk management controls at Lilly. All three of these officers, as well as the General Counsel, will have direct access to the PPCC, and will be regularly invited to attend committee meetings. The CECO, General Auditor and Vice President-Quality will have private sessions at least semiannually with the PPCC to discuss, among other things, management support for their organizations, including resources and leadership tone. The PPCC Chairman, in consultation with the PPCC, shall approve the appointment and retention of the CECO. The Audit Committee Chairman, in consultation with the Audit Committee, will approve the appointment and retention of the Company’s General Auditor. The PPCC will annually assess the adequacy of the reporting and information flows it receives, and will make such changes as are required to maintain and enhance the committee’s effectiveness, including recommending to the full Board any desirable changes to its charter or membership.
The PPCC shall oversee the process by which ERM programs are reviewed by Lilly’s Board and its various committees, with specific responsibility for the non-financial compliance risk aspects of the ERM program. The PPCC will receive a report each year from the CECO regarding the design, implementation and operation of Lilly’s ERM program, as well as reports concerning risk management aspects of Company strategic initiatives and developments affecting the Company’s business, operations and affairs. At least one PPCC meeting per year shall be a joint session with the Audit Committee to review major non-financial compliance matters, and the PCCC will coordinate with the Audit Committee to assist in assuring that appropriate risk disclosures are included in the Company’s public financial reports as required by law.
     3. The Compensation Committee
The Compensation Committee of the Board, as part of a review of the performance and associated compensation decisions for executive officers at Lilly, annually will discuss with the CEO the compliance performance of executive officers. The Vice President of Human Resources, Global Compensation and Benefits will report annually to the Compensation Committee regarding the results of periodic monitoring of compliance objectives, which (as discussed below) must be set by executive officers.
     4. Other Board Level Provisions
Lilly’s CEO and the Chairman of the Board of Directors, in consultation with the CECO, will design periodic communications regarding a culture of compliance and performance with integrity. The CEO will meet at least annually with senior management to emphasize the importance of compliance and to emphasize their roles and accountability for both compliance and ethics at Lilly. In addition, the Settlement includes provisions related to enhancement of Lilly’s Board level corporate governance practices, including factors to be considered in nominating and renominating directors; limitations on the number of public company boards on which a director may sit; the Company’s independence standards; risk, governance and compliance training for directors; the annual election of the Presiding Director from among Lilly’s independent directors; and the

[3]	Operational audit provides a means to assess whether compliance and risk management systems are operating as designed and intended.

requirement to include a question in the self-assessment questionnaires directed to Board and committee performance regarding compliance and oversight.
D. Management Level Provisions
     1. The Chief Medical Officer
The Chief Medical Officer (“CMO”) shall monitor the implementation of Lilly’s policies, procedures, systems and internal controls designed to achieve the Product Safety and Medical Risk Management Core Objective; shall report on the status and findings of such monitoring annually to the STC; and shall take steps necessary to pursue the continuous improvement of those policies, procedures, systems and internal controls. The CMO: (i) shall be in charge of Lilly’s combined Global Medical, Regulatory and Safety Departments; (ii) shall have senior executive authority and oversight responsibility for all product safety functions at Lilly, including pharmacovigilance, and the activities of the Vice President-Global Patient Safety and all subordinate Product Safety Physicians (discussed below); (iii) shall be the senior medical officer of the Company, and shall have executive authority over all medical physicians employed in drug development and medical research by the Company on issues of drug utility and safety and regulatory compliance; (iv) shall act as chairman of the Company’s Medical Review Committee; and (v) shall assess annually the staffing and funding requirements necessary to fulfill his responsibilities and may, in consultation with the Executive Vice President of Science and Technology, reorganize, reduce or augment his staff.
     2. The Vice President-Global Patient Safety
The Vice President-Global Patient Safety (“VP-GPS”), who reports to the CMO, is responsible for all scientific analysis and interpretation of data and studies and surveillance relating to product utility and safety, derived from investigation within Lilly through all phases of pre-clinical and clinical development, as well as all pharmacovigilance and pharmacoepidemiology activities relating to Lilly products and product candidates.
The VP-GPS has responsibility for developing and implementing policies and procedures, among other things, for ascertaining and addressing issues arising around the safety of Lilly’s products; for data acquisition, analysis, interpretation and reporting; for making corresponding recommendations to the CMO; and for maintaining practices at Lilly to facilitate the collection and timely disclosure of information concerning the safe use of Lilly products. The VP-GPS is responsible for providing recommendations to the CMO regarding the initiation of the next stage of a product or product candidate’s development or expansion of commercialization, based on a determination as to whether the database and weight of evidence support appropriate benefit versus risk across all target populations. The VP-GPS will make recommendations to the CMO regarding whether proposed additional studies would add usefully to the weight of evidence for a product’s safety profile, including with respect to resolving open issues around off-label patient populations and safety. The VP-GPS also has responsibility for recommending to the CMO and Global Product Labeling Committee all safety-related labeling changes for Lilly products.
The VP-GPS will exercise oversight over all Product Safety Physicians (“PSPs”, discussed below), including assigning PSPs to products and product candidates, ensuring that the PSPs have completed full and accurate safety assessments prior to each Medical Review Committee meeting concerning relevant products and product candidates, and making recommendations regarding the hiring, retention, performance evaluation, compensation and promotion of PSPs, which recommendations shall afford primary weight to assessment of each PSP’s effectiveness in promoting the Product Safety and Medical Risk Management Core Objective with respect to the product or products for which each such officer is responsible.
     3. Product Safety Physicians
Every Lilly product currently on the market and every product candidate at the Company entering large scale development will have a Product Safety Physician (“PSP”) with responsibility for safety issues throughout that product’s life cycle. The PSP assigned to each product or product candidate is responsible for assuring that safety issues affecting the product/product candidate to which the PSP is assigned are given primary weight in all labeling decisions, including (as noted above) elevating any disagreements concerning safety issues in labeling decisions to, among others, the VP-GPS and CMO as appropriate and necessary, to assure that the matter is resolved in a manner consistent with the Company’s policy to maintain the primacy of patient benefit and safety. The PSP must, at least annually (and more often as necessary) report to the VP-GPS on patient safety aspects of the Clinical Plan Document (“CPD”, see below), including making recommendations for reprioritizing clinical resources when the PSP believes such additional resources are necessary to fully develop robust patient safety information for the product. The allocation of required funding will be ensured through Lilly’s budget management and approval processes.
The PSP is accountable to ensure that all available product data is comprehensively reviewed for patient safety issues, that significant patient safety issues are promptly analyzed and interpreted, and that such patient safety issues are fully explored, where appropriate, through the development of additional hypotheses and testing thereof, and the collection of additional data. PSPs are responsible for ensuring that the scientific evidence supporting a benefit/risk assessment of a product is not overstated or presented in a misleading way. PSPs shall coordinate with the VP-GPS and the regulatory function at Lilly to assure that all product safety data, analysis, interpretation and investigations are appropriately disclosed to the FDA and corresponding foreign regulators. Comprehensive documentation of all communications relating to the investigation, analysis, interpretation and communication of safety issues relating to the product are maintained within approved GPS documentation archives and as per GPS Standard Operating Procedures (SOPs).
     4. The Clinical Plan Document Template
Lilly has adopted and shall maintain during the Agreed Upon Term (as defined below) a Clinical Plan Document Template (“CPD”), which will: (1) define and document the medical research activities and regulatory strategy associated with the clinical development of a product from First Human Dose (FHD) through the end of the product life cycle; (2) be linked to the Development Core Safety Information, the Core Data Sheet (“CDS”), Development Safety Update Reports, Periodic Safety Update Reports, and Safety Risk Management Plans; (3) track all important identified medical, regulatory and safety issues to resolution throughout the life cycle of each product; and (4) document supporting resource and budget information. The Medical Review Committee will review the CPD at least annually or more frequently as new events or data dictate or as needed based on ongoing safety surveillance efforts.
     5. Enhanced Global Ethics, Compliance and Operational Risk Management
The Chief Ethics and Compliance Officer (“CECO”), along with the Chief Executive Officer, are responsible for taking all actions necessary and appropriate to achieve the Compliance Core Objective. The CECO shall be a member of the senior management of the Company and shall be a member of the Executive Committee of the Company — Lilly’s most senior management committee. In addition, the Company shall create the following new Vice President and Senior Director level positions to further support the centralized global compliance and ERM function: (i) Vice President, Global Compliance Strategy and Enterprise Risk Management, who shall report to the CECO and assist the CECO in the development of global compliance strategy, partnering with senior leaders across Lilly to promote highly ethical and compliant behaviors, and addressing emerging regulatory and enforcement trends and enterprise-level risks; (ii) Vice President, Global Ethics and Compliance Officer, Business Liaison, who shall report to the CECO and shall oversee the compliance function within the Company and its various U.S.-based and International affiliates and shall be responsible for developing and implementing policies, procedures and practices designed to promote compliance in that affiliate with applicable law or requirements regarding applicable health care programs4; (iii) Senior Director, Enterprise Risk Management, who shall report to the Vice President, Global Compliance Strategy and Enterprise Risk Management, and shall assist the CECO in administration of enterprise risk management at the Company; and (iv) CIA Project Manager, who shall assist the CECO in implementing and monitoring policies, procedures and practices designed to promote compliance with the Company’s obligations under the Corporate Integrity Agreement with the Office of Inspector General of the Department of Health and Human Services, dated January 14, 2009 (the “CIA”).

[4]	Compliance officers of the Company’s U.S.-based affiliate and International OUS affiliates (responsible for promoting compliance in each affiliate) will report directly up through the Vice President, Global Ethics and Compliance Officer, Business Liaison, providing for compliance reporting independent of the business lines.

All compliance-related investigations (with limited exceptions) shall be conducted under the authority of the CECO, and all requested exceptions from Lilly compliance policies and procedures must be reviewed in advance by the CECO and the legal department. Any determination to grant an exception that is contrary to the CECO’s recommendation must be immediately reported to the CECO. On an annual basis, the CECO will assess the staffing and funding necessary to carry out his or her responsibilities, and may, in consultation with Lilly’s Chief Executive Officer, reorganize, reduce or augment the staff. In addition, if, during the Agreed Upon Term, the CECO wishes to seek additional funding for compliance-related expenditures, he or she shall be permitted at his or her option to petition directly the Board or an appropriate committee of the Board that such funding be included in or covered by business plans and budgets that are approved by the Board or such committee.
     6. Enterprise Risk Management
The CECO is also responsible for Lilly’s ERM function. The Compliance and Risk Management Committee shall assist the CECO and the Senior Director of Enterprise Risk Management in identifying, prioritizing, assessing, evaluating and mitigating risks across the enterprise. As discussed above, the Settlement provides for the creation of two new senior positions related to ERM: the Vice President, Global Compliance Strategy and Enterprise Risk Management and the Senior Director, Enterprise Risk Management.
     7. Compensation Provisions
The Company shall continue to make the promotion of, and adherence to, the Company’s Code of Conduct, The Red Book, an element in evaluating the performance of all employees. In addition, all senior management personnel shall include a compliance objective and measurement of that objective in their annual performance management plans. Those objectives may, and will, differ based on job content and level. To insure these compliance objectives are included in these executives’ performance management plans, Lilly will undertake periodic monitoring and sample auditing. Achievement of performance objectives will factor in compensation decisions for these senior executives. The CECO shall provide compliance performance feedback for senior management to both the CEO (as part of the semi-annual executive review and during the end-of-year performance review) and Human Resources (as input to the Company’s on-going succession management review process).
     8. Compliance Training
The Settlement provides for Lilly to retain an expert recommended by Plaintiffs’ Counsel for compliance-related leadership training presentations for its U.S.-based affiliates.
     9. Discipline
If the Company determines that an employee has violated any law, regulation, or Company policy or procedure, including Federal health care program requirements, FDA requirements, or Company policy regarding the same, the Company must respond with disciplinary action that the Company deems appropriate. In addition, the CECO will provide the CEO on a quarterly basis an organizational level summary regarding compliance-related performance issues and disciplinary actions, and the CEO will be advised specifically of all compliance-related performance issues and disciplinary actions involving senior management, and be involved in determining the associated compensation consequences that will result from these issues and actions.
     10. Monitoring
Monitoring-related responsibilities include: (i) at least annually, the results of the annual surveys of interactions with health care professionals set forth in the CIA, will be reported to the PPCC; (ii) field force monitoring, in the form of “ride-alongs” with sales representatives, shall be based on a relative assessment of the potential risk for improper off-label promotion; (iii) all communications to external parties regarding products and product candidates, including by the Lilly Answers Center over which the CMO shall have executive authority, shall include only medical and scientific conclusions approved by Lilly Medical, with additional review and consultation may be provided by Lilly Regulatory and Lilly Legal; and (iv) specific provisions related to the monitoring of FDA-regulated speaker programs and educational grants and continuing medical education.
E. The Three Year Commitment Period and Funding Commitment
The Company has agreed to maintain its commitment to the effective implementation of the provisions set forth in Exhibit A for a three year period from the date the Settlement receives Court approval (the “Agreed Upon Term”). In addition, the Settlement provides that during the Agreed Upon Term, Lilly will commit from its treasury funds as are necessary to implement the provisions set forth in Exhibit A.
     1. What Are the Reasons for the Settlement?
The parties believe that the Settlement, as set forth in the Stipulation and Exhibit A attached thereto, confers substantial benefits upon Lilly and its shareholders. In their reports, plaintiffs’ experts have opined that the relief achieved under the Settlement provides substantial benefits to Lilly; that the Settlement places Lilly at the forefront of the industry; and that the Settlement provides a sound foundation for the management of drugs and drug candidates throughout their life cycle at Lilly.
The Settlement has been achieved after significant review and analysis of over 85,000 pages of contemporaneous documents and deposition testimony relating to the underlying claims. The detailed provisions of the Settlement reflect the results of intensive negotiations between the parties, undertaken with the benefit of extensive discussions involving senior Lilly personnel, Plaintiffs’ Counsel and experts retained on behalf of plaintiffs. In addition, the parties sought the assistance and expertise of retired Chief Magistrate Judge Edward A. Infante, an experienced mediator in the resolution of complex litigation such as the Derivative Claims.
As reflected in the Stipulation, the parties agree that the Settlement provides substantial benefits to Lilly and its shareholders, and supports the prevention and detection of potential violations of law, regulation and Company policy. In recommending that the parties settle at this time under the terms and conditions set forth in the Settlement, Plaintiffs’ Counsel have weighed the risks of further litigation against the substantial benefits that counsel were able to obtain for Lilly and its shareholders pursuant to the Settlement.
     2. What Attorneys’ Fees And Expenses Will Be Paid?
An additional term of the Settlement is the parties’ agreement that Plaintiffs’ Counsel will seek an award of attorneys’ fees of $8,750,000, inclusive of expenses incurred in the prosecution and settlement of the Derivative Actions. Plaintiffs’ expenses are approximately $450,000.00, including expert fees and expenses. Any award of fees and expenses will be paid in part by Lilly and in part by the Company’s directors’ and officers’ insurance carriers. Plaintiffs’ Counsel have been retained by their clients on a contingent fee basis and, thus, to date Plaintiffs’ Counsel have not been paid for either their legal services or as reimbursement for expenses they have incurred in connection with the litigation of the Derivative Actions.
The attorneys’ fees and award of expenses for which Plaintiffs’ Counsel will seek Court approval were the subject of arm’s-length negotiations among the parties conducted under the auspices of the Mediator only after the terms of the proposed Settlement were agreed upon. The attorneys’ fees were a matter of scrutiny and analysis by separate counsel for the directors’ and officers’ insurance carriers. The Mediator had a detailed understanding of the litigation and the intensive negotiation process, the nature and extent of Plaintiffs’ Counsel’s work throughout the litigation, and was able to call upon this knowledge in mediating an agreed upon amount which all of the parties could support as fully reflective of the services Plaintiffs’ Counsel rendered to Lilly. The Company does not oppose the request of Plaintiffs’ Counsel.
     3. Incentive Awards to Plaintiffs
Plaintiffs’ Counsel will also apply to the Court for incentive awards to be paid to the named plaintiffs in the Derivative Actions in an aggregate amount not to exceed $35,000.00, in recognition of their efforts in initiating and pursuing this litigation. Any incentive awards to plaintiffs authorized by the Court shall be paid from the Court-approved award of attorneys’ fees.
     4. What Will Happen at the Settlement Hearing?
The Court has scheduled a Settlement Hearing for April 29, 2010, at 10:00 a.m. At this hearing, the Court will hear any objections any Lilly Shareholder may raise as to any aspect of the Settlement. At or following the hearing, the Court will determine whether the Settlement is fair, reasonable, and adequate, and determine whether to enter a final order approving the Settlement. The Court will also consider the matter of attorneys’ fees and incentive awards to plaintiffs, and in what amount to award attorneys’ fees and reimbursement of expenses to Plaintiffs’ Counsel and/or incentive awards to plaintiffs. Pending final determination of whether the Settlement should be approved, the Settling Parties and all Lilly Shareholders (as of February 12, 2010) are each barred and enjoined from instituting or prosecuting any action that asserts any of the Released Claims against any Released Parties (as those terms are described below and defined in the Stipulation).
YOU ARE NOT REQUIRED TO PARTICIPATE IN OR ATTEND THE SETTLEMENT HEARING, BUT MAY DO SO IF YOU WISH. If you are a current Lilly Shareholder and you wish to express an objection to any portion of the Settlement, you must send a signed letter or other signed written submission with proof of your current ownership of Lilly common stock, stating that you object to the Settlement in Lambrecht, et al. v. Taurel, et al., C.A. No. 1:08-cv-0068-DFH-TAB (S.D. IN.) and Zemprelli vs. Taurel et al., C.A. No. 1:08-cv-0874-SEB-TAB (S.D. IN.). You must include your name, address, telephone number, how many Lilly shares you currently own, the most recently available brokerage statement evidencing such ownership, a detailed description of your specific objections to any matter before the Court, all the grounds for your objections, and any documents you wish the Court to consider. Mail the objection and any supporting papers to the Court and each of the attorneys listed at the addresses provided below to arrive no later than April 15, 2010. YOUR OBJECTION MUST BE IN WRITING AND RECEIVED BY THIS DATE TO BE CONSIDERED. If your objection is not received in a timely manner, the Court may deem it waived and may not consider it.

Court	Plaintiffs’ Counsel	Defense Counsel
Clerk of the Court	Karen L. Morris	Robert L. Hickok
United States Courthouse	Morris and Morris LLC	Pepper Hamilton LLP
46 E. Ohio Street,	Counselors At Law	3000 Two Logan Square
Room 105	4001 Kennett Pike, Suite 300	Eighteenth and Arch Streets
Indianapolis, IN 46204	Wilmington, DE 19807	Philadelphia, PA 19103-2799
	- and-	-and-
	Richard D. Greenfield	Teri Cotton Santos
	Greenfield & Goodman, LLC	Assistant General Counsel
	250 Hudson Street-8th Floor	Litigation
	New York, NY 10013	Eli Lilly and Company
Lilly Corporate Center
Indianapolis, IN 46285
The Court will consider your written objection whether or not you choose to attend the Settlement Hearing. You may also choose to retain your own lawyer at your own expense to represent you with respect to any objections you may have. If you or your lawyer would like to speak at the Settlement Hearing, you must send a letter stating that you intend to appear and speak at the Settlement Hearing. The letter must include the names of any witnesses you may call to testify and must identify any documents you intend to introduce into evidence at the Settlement Hearing. The letter must also include your name, address, telephone number, how many shares of Lilly common stock you currently own, and the most recently available brokerage statement evidencing such ownership. Your letter must be received no later than April 15, 2010 by the Clerk of the Court, Plaintiffs’ Counsel, and defense counsel, at the addresses provided above. The date of the Settlement Hearing is subject to change without further published notice to Lilly Shareholders. If you or your lawyer intend to attend the Settlement Hearing, you should confirm the date and time with Plaintiffs’ Counsel.
     5. What Is the Effect of the Court’s Approval of the Settlement?
The full terms of the dismissal of Released Claims are set forth in the Stipulation. The following is only a summary. Upon the Effective Date (as defined in the Stipulation), the Releasing Parties (who include plaintiffs (individually, and derivatively on behalf of Lilly), Lilly, and the Lilly Shareholders), will fully, finally, and forever release all Released Claims against the Released Parties (who include all Settling Defendants, their family members and others acting on their behalf), and the Released Parties will fully, finally, and forever release plaintiffs’ and Plaintiffs’ Counsel from all claims or demands relating to or arising out of, or connected with the institution, prosecution, assertion, settlement, or resolution of the Derivative Complaints and/or the Released Claims.
The Released Claims means any and all claims, demands, rights, remedies, causes of action or liabilities, whether based on federal, state, local, statutory, common or foreign law or any other law, rule, regulation, or principle of equity, whether known or unknown, including without limitation Unknown Claims (as defined in the Stipulation), whether suspected or unsuspected, whether contingent or non-contingent, whether accrued or unaccrued, whether or not concealed or hidden, whether factual or legal, and for any remedy whether at equity or law, that were or that could have been asserted through the Record Date against the Released Parties in the Derivative Complaints or the Demand Letters, or by any Lilly Shareholder claiming in the right of, or on behalf of Lilly, arising out of, relating to or based upon, directly or indirectly, in any way, any of the facts, allegations, transactions, events, occurrences, acts, disclosures, statements, omissions, failures to act, or matters set forth, referred to, or alleged in the Derivative Complaints and/or the Demand Letters. By operation of the Judgment, the Releasing Parties shall have waived any and all provisions, rights, and benefits conferred by California Civil Code § 1542 and by any law of any state or territory of the United States, or principle of common law, which is similar, comparable, or equivalent to California Civil Code § 1542, which provides that: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” Upon the Effective Date, all Releasing Parties will be enjoined and barred from bringing any Released Claims against any of the Released Parties.
     6. Special Notice to Securities Brokers and Other Nominees
If you held Lilly common stock as of February 12, 2010 for the beneficial interest of a person or organization other than yourself, the Court has directed that, WITHIN TEN DAYS OF YOUR RECEIPT OF THIS NOTICE, you provide to the Notice Administrator the name and last known address of each person or organization for whom or which you held such stock as of February 12, 2010, preferably electronically in MS Word files, or in an MS Excel data table setting forth: (1) beneficial holder name, (2) street address, and (3) city/state/zip. All communications concerning the foregoing should be addressed to the Notice Administrator: The Garden City Group, at the following address: Eli Lilly and Company Shareholder Derivative Litigations, c/o The Garden City Group, Inc., Notice Administrator, P.O. Box 9542, Dublin, OH 43017-4842. Nominees may apply to be reimbursed for actual, and reasonable out-of-pocket expenses incurred in identifying and notifying beneficial owners.
How Do You Get More Information about the Derivative Claims and the Settlement?
This Notice summarizes the Settlement. The Stipulation of Settlement sets forth the complete terms of the Settlement. In addition, Plaintiffs’ Counsel will file with the Court papers in support of final approval of the Settlement, an award of attorneys’ fees and payment of an incentive award to named plaintiffs no later than April 1, 2010. You can view these documents, as well as other relevant documents filed in connection with the settlement of the Derivative Claims, by inspecting the papers filed in the Derivative Claims at the office of the Clerk of Court, United States Courthouse, 46 E. Ohio Street, Room 105, Indianapolis, IN 46204, during normal business hours, or by requesting a copy of the relevant documents from either Plaintiffs’ Counsel (at the addresses provided above), or the Notice Administrator, The Garden City Group, at the following address and toll-free number: Eli Lilly and Company Shareholder Derivative Litigations, c/o The Garden City Group, Inc., Notice Administrator, P.O. Box 9542, Dublin, OH 43017-4842, 1(888) 377-9637. If you have questions about the Settlement, you may contact Plaintiffs’ Counsel listed above.
PLEASE DO NOT CALL THE COURT OR LILLY REGARDING THIS NOTICE
DATE: March 3, 2010